Exhibit 99.1

Perseon Announces Fiscal Year 2015 Second Quarter Results;
MicroThermX® Revenue Grows 117% Year-over-Year

▪	Q2 2015 Revenues Driven Solely by the Company’s MicroThermX® Business
▪	MicroThermX Revenues More than Doubled Year-over-Year
▪	Reiterates Revenue Guidance of $3.5 Million to $5.0 Million for FY 2015

Salt Lake City – July 16, 2015 – Perseon Corporation (NASDAQ:PRSN) (Perseon or the Company), a leading provider of medical systems that utilize energy to treat cancer, today announced financial results for the second quarter ended June 30, 20151.

Second Quarter Highlights and Commentary

•	Executing three-year strategic plan focused on the disruptive high growth energy ablation market
•	MicroThermX® sales increased 117% year-over-year
•	Gross margins improved to 66% from 41% a year ago, reflecting sole focus on higher margin MicroThermX business
•	Perseon expects total MicroThermX revenues to range between $3.5 million to $5.0 million in fiscal year 2015, up 67% to 138% over 2014

Financial Results1
For the second quarter ended June 30, 2015, total revenues of $952,433 were solely derived from the Company’s MicroThermX product line. These results represent a 117% increase of MicroThermX sales for the same quarter of a year ago when MicroThermX sales totaled $438,167.  For the three months ended June 30, 2014, the Company reported total revenues of $1,204,656, which included $766,489 in hyperthermia sales. This represents a 21% decrease of total revenue year-over-year. Current period results do not include any revenue from the hyperthermia product line, which the Company sold on April 1, 2015.

For the three months ended June 30, 2015, total gross margin was $626,727, or approximately 66% of total revenues, compared to $493,642, or approximately 41% of total revenues for the three months ended June 30, 2014. The increase in gross margin and gross margin percentage during Q2 2015 when compared to Q2 2014 was primarily the result of the discontinuance of hyperthermia sales effective April 1, 2015. The higher gross margins recognized in Q2 2015 is expected to continue as MicroThermX sales volumes increase.

Research and development expenses were $567,930 for the second quarter of fiscal year 2015, compared to $614,395 for the comparable period last year. Selling, general and administrative expenses for the second quarter of fiscal year 2015 were $2,889,795, an increase of $862,662 from $2,027,133 for the comparable period last year. Approximately $375,000 of the increase resulted from non-recurring expenses related to corporate restructuring, rebranding efforts, professional fees incurred in pursuit of merger and acquisition opportunities, and legal expenses associated with shareholder litigation. Excluding non-recurring expenses, the Company has increased its spending as we execute on critical strategic initiatives including, but not limited to, clinical studies, new sales and marketing programs and business development efforts reflecting a higher level of activity to increase global sales of MicroThermX products.

For the second quarter of fiscal year 2015, the Company reported a net loss of $2,863,534 or $0.72 per share, compared to a net loss of $2,149,290 or $0.63 per share, for the comparable period last year.  The increase in the net loss is primarily attributable to the increase in selling, general and administrative expenses which included the $375,000 of non-recurring expenses and increased spending for critical strategic initiatives as explained above.

As of June 30, 2015, Perseon had cash and cash equivalents of $865,516, total current assets of $2,933,465 and no long-term debt.  On April 23, 2015 we filed a registration statement on Form S-1 with the SEC, as amended on May 13, 2015, to raise additional capital. No assurance can be given that such offering will be consummated, or if consummated, will raise the maximum amount contemplated thereunder.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor will there be any sale of securities of the Company in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

1 Financial results for the three months ended June, 2015 include results associated with Perseon’s former hyperthermia cancer treatment product offering.  On April 1, 2015, Perseon sold the assets associated with its hyperthermia cancer treatment systems including certain contracts, inventory, intellectual property and permits, pursuant to an Asset Purchase Agreement with Pyrexar Medical, Inc., a Nevada corporation.

Conference Call and Webcast
Perseon management will host a conference call with a live webcast on Thursday, August 13, 2015, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time to provide a business update and outlook for fiscal year 2015.

Individuals interested in listening to the conference call may do so by visiting the Investor Relations section of the Company's website at www.perseonmedical.com or by dialing 800.860.2442 from the United States, or 412.858.4600 from outside the United States, and referencing “Perseon Corporation.”  If you would like to submit a question via email in advance of the conference call, please email tross@finprofiles.com

A telephone replay will be available through August 20, 2015, by dialing 877.344.7529 from the United States, or 412.317.0088 from outside the United States, and entering conference ID 10069125. A webcast replay will be available for 90 days.

About Perseon

Perseon Corporation invests its resources in fighting humanity’s worst disease: cancer. Perseon’s people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX® treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our focus on microwave ablation to create stockholder value and pursuit of our strategic plans are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to execute on our strategic plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Balance Sheets
(Unaudited)
ASSETS	June 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$865,516	$5,594,578
Accounts receivable, net of allowance for doubtful accounts of $66,480 and $140,000, respectively	643,733	275,072
Related party trade accounts receivable	-	13,471
Inventories, net	1,079,765	1,775,648
Other current assets	344,451	86,583
Total current assets	2,933,465	7,745,352

Property and equipment, net	1,254,287	1,140,871

	$4,187,752	$8,886,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$874,678	$598,466
Accrued liabilities	690,456	1,105,152
Notes payable, net of discount	820,924	-
Customer deposits	19,777	41,667
Deferred revenue	-	54,218
Total current liabilities	2,405,835	1,799,503

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 4,018,756 and 3,971,366 shares issued, respectively	4,019	3,971
Additional paid-in capital	64,053,412	63,623,143
Treasury stock, 2,433 shares at cost	(234)	(234)
Accumulated deficit	(62,275,280)	(56,540,160)
Total stockholders’ equity	1,781,917	7,086,720

	$4,187,752	$8,886,223

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Sales	$880,433	$723,708	$1,944,527	$2,166,850
Sales to related parties	-	368,548	11,232	381,040
Equipment rental	72,000	112,400	153,300	192,300

Total revenues	952,433	1,204,656	2,109,059	2,740,190

Cost of revenues:
Cost of sales	325,706	430,256	1,113,811	1,277,903
Cost of related party sales	-	277,811	6,668	285,775
Cost of equipment rental	-	2,947	1,965	5,894

Total cost of revenues	325,706	711,014	1,122,444	1,569,572

Gross margin	626,727	493,642	986,615	1,170,618

Operating costs and expenses:
Research and development	567,930	614,395	1,064,565	1,135,659
Selling, general and administrative	2,889,795	2,027,133	5,611,659	3,742,414

Total operating costs and expenses	3,457,725	2,641,528	6,676,224	4,878,073

Loss from operations	(2,830,998)	(2,147,886)	(5,689,609)	(3,707,455)

Other income (expense):
Interest income (expense), net	(24,636)	2,844	(28,492)	7,718
Other expense, net	(7,900)	(4,248)	(17,020)	(6,947)

Total other income (expense)	(32,536)	(1,404)	(45,512)	771

Loss before income taxes	(2,863,534)	(2,149,290)	(5,735,121)	(3,706,684)

Income tax benefit	-	-	-	-

Net loss and comprehensive loss	$(2,863,534)	$(2,149,290)	$(5,735,121)	$(3,706,684)

Net loss per common share:
Basic	$(0.72)	$(0.63)	$(1.44)	$(1.09)
Diluted	$(0.72)	$(0.63)	$(1.44)	$(1.09)

Weighted average number of shares outstanding:
Basic	3,997,000	3,419,000	3,983,000	3,405,000
Diluted	3,997,000	3,419,000	3,983,000	3,405,000

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(5,735,121)	$(3,706,684)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	54,049	63,804
Stock issued for services	165,864	180,000
Stock-based compensation	264,453	420,676
(Gain) loss on disposition of property and equipment	2,590	(30)
Amortization of debt discount	8,837	-
Decrease (increase) in:
Receivables	(355,190)	463,482
Inventories	695,883	244,702
Other current assets	(257,869)	(35,744)
Increase (decrease) in:
Accounts payable	276,212	336,748
Accrued liabilities	(414,694)	25,677
Customer deposits	(21,890)	(305,639)
Deferred revenue	(54,218)	(299,452)

Net cash used in operating activities	(5,371,094)	(2,612,460)

Cash flows from investing activities:
Proceeds from disposition of property and equipment	-	2,025
Purchase of property and equipment	(170,055)	(49,763)

Net cash used in investing activities	(170,055)	(47,738)

Cash flows from financing activities:
Proceeds from sale of common stock	-	50,067
Payment of stock offering costs	-	(127,548)
Proceeds from notes payable, net	844,581	82,465
Payments on notes payable	(32,494)	(32,768)

Net cash provided by (used in) financing activities	812,087	(27,784)

Net decrease in cash and cash equivalents	(4,729,062)	(2,687,982)
Cash and cash equivalents, beginning of period	5,594,578	7,423,091

Cash and cash equivalents, end of period	$865,516	$4,735,109